Exhibit 99.1

Investor Contact: The Ruth Group Lee Roth Tel: 646-536-7012 lroth@theruthgroup.com Media Contact: The Ruth Group Melanie Sollid-Penton Tel: 646-536-7023 msollid@theruthgroup.com

CorMedix Expands Neutrolin® Sales with Middle East
Distribution Agreements

Company Establishes Sales and Marketing Oversight Committee
 for Neutrolin Commercialization

BRIDGEWATER, N.J., Jan. 13, 2014 – CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardio-renal and infectious disease, today announced the establishment of letters of intent for the importation, sales, marketing and distribution of the Neutrolin catheter lock solution with two leading Middle East distributors, expanding the Company’s sales presence to Oman, Yemen and Saudi Arabia.

The Company is working with two leading healthcare groups; taiba, in the Sultanate of Oman for Neutrolin distribution in Yemen and Oman and Arabian Trade House for distribution in Saudi Arabia.

More than 95,000 Middle Eastern patients currently receive hemodialysis. This population has been growing by 8 percent each year.  Because Neutrolin could reduce infection rates by as much as 94 percent, the importance of incorporating the catheter lock solution into these patients’ standard of care is clear.

“The letter of intent for these distribution agreements is the first step in expanding Neutrolin sales beyond the European Union,” said Randy Milby, CorMedix chief executive officer.  “The Middle East is an important strategic market for CorMedix and we believe business development agreements with these high caliber organizations will enable us to make meaningful inroads in the region in 2014.”

To further marketing and commercialization efforts in the European Union, Middle East and other countries that recognize the CE Mark, the CorMedix Board of Directors approved the establishment of a Sales and Marketing Oversight Committee.  The primary function of the committee is to provide expert input and guidance to the chief executive officer and to the sales and marketing teams as they continue to grow Neutrolin’s global footprint.  CorMedix board member Matthew P. Duffy will chair the new committee. Duffy has extensive pharmaceutical experience which includes most aspects of commercialization from early stage product development through the launch of several large marketed products, including Pfizer's Viagra, MedImmune, Inc.'s RespiGam, Synagis and CytoGam; and Lev Pharmaceuticals’ (now ViroPharma, Inc.) Cinryze.  Mr. Duffy will review status and strategy of current and future marketing, distribution and sales initiatives.

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About CorMedix

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product  is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see the company's website at www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: risks of launch and market acceptance of our products; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's ability to maintain its listing on the NYSE MKT; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's ability to enter into and maintain collaborations with third parties for its development programs; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.